Exhibit 99.h(xix).

SECOND AMENDMENT AGREEMENT

Amending the terms of a Shareholder Servicing Agreement

This Second Amendment Agreement, made as of June 22, 2017, is made by and between Baillie Gifford Funds, a Massachusetts business trust (the “Trust”), on behalf of each series of the Trust party to this agreement, and Baillie Gifford Overseas Limited (“BGOL”).

WITNESSETH:

The Trust (acting on behalf of certain series of the Trust) and BGOL entered into a shareholder servicing agreement on January 1, 2015, pursuant to which the Trust appointed BGOL to act as the shareholder servicer of ten series of the Trust (as amended, the “Shareholder Servicing Agreement”).

In accordance with Section 4 of the Shareholder Servicing Agreement, the parties now wish to amend the Shareholder Servicing Agreement to remove the U.S. Equity Growth Fund (formerly the North American Equity Fund), the Emerging Markets Bond Fund, and the Asia Ex Japan Fund.

By executing this Second Amendment Agreement, the parties agree to be bound by the terms of the Shareholder Servicing Agreement as herein amended, with effect from the date hereof.

NOW, THEREFORE, the parties wish to amend the Shareholder Servicing Agreement as follows:

1.              Schedule A

Schedule A is deleted in its entirety and replaced with the Schedule A attached hereto.

2.              Schedule B

Schedule B is deleted in its entirety and replaced with the Schedule B attached hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized:

BAILLIE GIFFORD FUNDS, on behalf of each of The Emerging Markets Fund, The EAFE Fund, The International Equity Fund, The Global Alpha Equity Fund, The U.S. Equity Growth Fund, The EAFE Choice Fund, The International Choice Fund, The EAFE Pure Fund, The Long Term Global Growth Equity Fund and The Asia Ex Japan Fund

/s/ David W. Salter
Name: David W. Salter
Authority: President, Baillie Gifford Funds

BAILLIE GIFFORD OVERSEAS LIMITED	/s/ Graham Laybourn
Name: Graham Laybourn
Authority: Director, Baillie Gifford Overseas Limited

Schedule A

Funds and Effective Date

Fund	Effective Date
The International Equity Fund	January 1, 2015
The International Choice Fund	January 1, 2015
The EAFE Fund	January 1, 2015
The EAFE Choice Fund	January 1, 2015
The EAFE Pure Fund	January 1, 2015
The Emerging Markets Fund	January 1, 2015
The Global Alpha Equity Fund	January 1, 2015
The Long Term Global Growth Equity Fund	January 1, 2015

BAILLIE GIFFORD FUNDS, on behalf of each of its series as set forth above

/s/ David W. Salter
Name: David W. Salter
Authority: President, Baillie Gifford Funds

BAILLIE GIFFORD OVERSEAS LIMITED

/s/ Graham Laybourn
Name: Graham Laybourn
Authority: Director, Baillie Gifford Overseas Limited

Schedule B

Compensation to the Shareholder Servicer

The fee payable by the Trust on behalf of each Fund party to this Agreement shall be computed at the annual rate equal to that Fund’s average daily net assets for its then current fiscal year as noted below:

Class	Service Fee
Class 2	0.17%
Class 3	0.10%
Class 4	0.07%
Class 5	0.02%